Exhibit 10.2

FUNCTIONAL BRANDS INC.

2026 EQUITY INCENTIVE PLAN

NOTICE OF STOCK OPTION GRANT AND STOCK OPTION AGREEMENT

Functional Brands Inc., a Delaware corporation (the “Company”), hereby grants to the Participant named below (the “Participant”) an option (the “Option”) to purchase the number of shares of the Company’s Common Stock set forth below, at the exercise price set forth below, subject to the terms and conditions of the Functional Brands Inc. 2026 Equity Incentive Plan (the “Plan”) and this Notice of Stock Option Grant and Stock Option Agreement (together, this “Agreement”). Capitalized terms used but not defined herein have the meanings given to them in the Plan.

NOTICE OF GRANT

Participant:	Eric Gripentrog
Address:	14200 NE Riverbend Drive, Battle Ground, Washington 98604
Date of Grant:	June 29, 2026
Vesting:	Fully vested and exercisable in full as of the Date of Grant
Total Number of Shares Subject to the Option:	3,500,000 shares of Common Stock
Exercise Price per Share:	$0.0055 (equal to the Fair Market Value per Share on the Date of Grant)
Total Exercise Price:	$19,250.00
Type of Option:	Incentive Stock Option
Expiration Date:	June 29, 2036 (10 years from the Date of Grant), subject to earlier expiration under the Plan and this Agreement

Vesting. The Option is fully vested and immediately exercisable with respect to all 3,500,000 Shares subject to the Option as of the Date of Grant. The Option is not subject to any vesting schedule, service-based vesting condition, or risk of forfeiture for failure to vest.

By signing below, the Participant agrees that the Option is granted under, and governed by, the terms and conditions of the Plan and this Agreement, acknowledges receipt of a copy of the Plan, and accepts the Option subject to all such terms and conditions.

TERMS AND CONDITIONS OF STOCK OPTION

1. Grant of Option. The Company hereby grants to the Participant the Option to purchase the Total Number of Shares set forth in the Notice of Grant, at the Exercise Price per Share set forth in the Notice of Grant. The Option is granted under and subject to the terms of the Plan, which is incorporated herein by reference. In the event of any conflict between the terms of the Plan and this Agreement, the terms of the Plan shall control. The Option is designated as an Incentive Stock Option and is intended to qualify as an incentive stock option within the meaning of Code Section 422, to the maximum extent permitted by law. Notwithstanding such designation, to the extent that the aggregate Fair Market Value (determined as of the Date of Grant) of the Shares with respect to which the Option first becomes exercisable during any calendar year (under the Plan and all other plans of the Company and any Parent or Subsidiary) exceeds One Hundred Thousand Dollars ($100,000), the portion of the Option in excess of such limit shall be treated as a Non-statutory Stock Option, as provided in Section 6.3 of the Plan.

2. Vesting. The Option is fully vested and exercisable with respect to all Shares subject to the Option as of the Date of Grant, and is not subject to any service-based vesting condition or risk of forfeiture for failure to vest. All Shares subject to the Option are “Vested Shares” for purposes of this Agreement.

3. Term and Expiration. The Option may not be exercised after the Expiration Date set forth in the Notice of Grant, which is ten (10) years from the Date of Grant, and may terminate earlier as provided in the Plan and this Agreement. In no event may the Option be exercised after the Expiration Date.

4. Exercise of Option. The Option may be exercised, in whole or in part, only with respect to Vested Shares and only in accordance with the Plan and this Agreement. The Option shall be deemed exercised when the Company receives (a) a notice of exercise, in a form acceptable to the Administrator (an “Exercise Notice”), signed by the person entitled to exercise the Option, specifying the number of Shares as to which the Option is being exercised, and (b) full payment of the aggregate Exercise Price for the Shares being purchased, together with any applicable tax withholding. The Option may not be exercised for a fraction of a Share.

5. Method of Payment. Payment of the aggregate Exercise Price may be made by any of the following methods, or a combination thereof, to the extent authorized by the Administrator and permitted by the Plan and Applicable Laws: (a) cash; (b) check; (c) other Shares having a Fair Market Value on the date of surrender equal to the aggregate Exercise Price, subject to the conditions in Section 6.5.3 of the Plan; (d) consideration received by the Company under a cashless exercise program (whether through a broker or otherwise) implemented by the Company in connection with the Plan; (e) net exercise; or (f) such other consideration and method of payment permitted under the Plan and Applicable Laws.

6. Termination of Service. If the Participant ceases to be a Service Provider for any reason other than death or Disability, the Participant may exercise the Vested Shares within three (3) months after the date of such cessation, but in no event later than the Expiration Date. If the Participant ceases to be a Service Provider as a result of death or Disability, the Vested Shares may be exercised within six (6) months after the date of such cessation (by the Participant, or in the case of death, by the Participant’s designated beneficiary or Legal Representative), but in no event later than the Expiration Date. To the extent the Option is not exercised within the applicable period, it shall terminate, and the Shares covered thereby shall revert to the Plan.

7. Change in Control; Employment Agreement. The Option is fully vested as of the Date of Grant and is therefore not subject to any vesting acceleration. In the event of a merger of the Company with or into another corporation or entity or a Change in Control (as defined in Section 2.6 of the Plan, which includes a change in the ownership of a substantial portion of the Company’s assets), the Option shall be treated in accordance with Section 15.3 of the Plan. Notwithstanding anything in this Agreement or the Plan to the contrary, to the extent the Executive Employment Agreement between the Company and the Participant, dated as of March 1, 2025 (as amended, the “Employment Agreement”), provides for treatment of the Option that is more favorable to the Participant than the treatment provided under the Plan or this Agreement, the more favorable terms of the Employment Agreement shall govern and control with respect to the Option.

8. Non-Transferability. The Option may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent and distribution (including, where available, through a beneficiary designation in accordance with Section 6.6.4 of the Plan), and may be exercised during the lifetime of the Participant only by the Participant, except as otherwise determined by the Administrator in accordance with Section 14 of the Plan.

9. Tax Matters; ISO Treatment; Withholding. The Option is intended to qualify as an Incentive Stock Option under Code Section 422. In general, the Participant will not recognize ordinary income for regular U.S. federal income tax purposes upon the grant or exercise of an Incentive Stock Option; however, the excess of the Fair Market Value of the Shares on the date of exercise over the Exercise Price may constitute an item of adjustment for alternative minimum tax purposes. To retain Incentive Stock Option treatment, the Option generally must be exercised no later than three (3) months following the cessation of the Participant’s employment (twelve (12) months in the case of cessation due to death or Disability). If the Option is exercised after such period, or if the Participant disposes of the Shares acquired upon exercise within two (2) years after the Date of Grant or within one (1) year after the date of exercise (a “Disqualifying Disposition”), the Option (or the relevant portion thereof) will be treated as a Non-statutory Stock Option and the Participant generally will recognize ordinary income. The Participant agrees to promptly notify the Company in writing of any Disqualifying Disposition. The Participant is solely responsible for all taxes arising in connection with the Option and, as a condition to exercise and issuance of Shares, shall satisfy all applicable tax withholding obligations in a manner permitted under Section 16 of the Plan.

10. Section 409A. The Option is intended to be exempt from, or to comply with, Section 409A, and this Agreement shall be interpreted accordingly, as further provided in Section 12 of the Plan. Notwithstanding the foregoing, the Company makes no representation that the Option complies with or is exempt from Section 409A and shall have no liability to the Participant for any taxes, penalties, or interest imposed under Section 409A.

11. No Rights as a Stockholder. The Participant shall have no rights as a stockholder of the Company with respect to any Shares subject to the Option (including any right to vote or to receive dividends) until such Shares are issued upon exercise of the Option, except as provided in Section 15 of the Plan.

12. No Effect on Service. Nothing in the Plan or this Agreement shall confer upon the Participant any right to continue as a Service Provider, or interfere with or restrict in any way the rights of the Company, which rights are hereby expressly reserved, to terminate the Participant’s relationship as a Service Provider at any time, with or without cause, subject to the terms of the Employment Agreement.

13. Conditions Upon Issuance of Shares. Shares shall not be issued pursuant to the exercise of the Option unless the exercise and the issuance and delivery of such Shares comply with Applicable Laws, as provided in Sections 21 and 22 of the Plan. As a condition to exercise, the Company may require the Participant to make such representations and warranties, including investment representations, as the Company’s counsel may deem necessary or advisable.

14. Adjustments. The number of Shares subject to the Option and the Exercise Price are subject to adjustment in accordance with Section 15 of the Plan.

15. Clawback. The Option and any Shares or proceeds received in respect thereof shall be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition under the Clawback Policy and Section 24 of the Plan, and as otherwise required by Applicable Laws.

16. Administration. The Option and this Agreement shall be administered by, and are subject to the determinations of, the Administrator, whose decisions, determinations, and interpretations shall be final and binding as provided in Section 4 of the Plan.

17. Entire Agreement; Governing Law. The Plan and this Agreement constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Participant with respect to the subject matter hereof, except for the Employment Agreement to the extent expressly provided in Section 7. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to its conflict of laws provisions.

18. Miscellaneous. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument. Delivery of an executed counterpart by electronic means shall be effective as delivery of an original. Any notice under this Agreement shall be given in the manner provided in, or as otherwise determined by the Administrator under, the Plan. The terms of this Agreement shall be binding upon and inure to the benefit of the Company, its successors and assigns, and the Participant and the Participant’s permitted heirs and Legal Representatives.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Date of Grant.

FUNCTIONAL BRANDS INC.

By:	/s/ David R. Wells
Name:	David R. Wells
Title:	Chief Financial Officer

PARTICIPANT

/s/ Eric Gripentrog
Eric Gripentrog

EXHIBIT A

EXERCISE NOTICE

Functional Brands Inc.

Attn: Corporate Secretary

6400 SW Rosewood Street, Lake Oswego, Oregon 97035

1. Exercise of Option. Effective as of the date set forth below, the undersigned (the “Participant”) hereby elects to exercise the Participant’s option (the “Option”) to purchase ______________ shares of Common Stock (the “Shares”) of Functional Brands Inc. (the “Company”) under and pursuant to the Functional Brands Inc. 2026 Equity Incentive Plan and the Notice of Stock Option Grant and Stock Option Agreement dated June 29, 2026 (the “Agreement”).

2. Delivery of Payment. The Participant herewith delivers to the Company the full Exercise Price for the Shares, in the amount of $______________, together with all applicable tax withholding, by a method permitted under the Agreement and the Plan.

3. Representations. The Participant acknowledges and agrees that the Shares are subject to the terms of the Plan and the Agreement, and makes such representations and warranties as may be required thereunder, including any investment representations requested by the Company.

Submitted by PARTICIPANT:

__________________________________

Eric Gripentrog

Date: ____________________________

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